Exhibit 99.2

Zscaler Appoints Veteran Finance Executive James Beer to its Board of Directors
Beer's senior leadership experience in all areas of finance, team strategy, operations and execution at global companies complements Zscaler's business strategy

SAN JOSE, May 28, 2024 - Zscaler, Inc. (Nasdaq: ZS), the leader in cloud security, today announced, the appointment of James Beer to its board of directors and also to the audit committee of the board of directors. Following the appointment of Mr. Beer, the Zscaler board of directors consists of eight members.
“Mr. Beer brings extensive expertise in leading complex finance organizations at large-scale enterprises across multiple industries and will be a valuable asset in helping advance Zscaler’s long-term vision and growth strategy,” said Jay Chaudhry, CEO, chairman and founder, Zscaler. “As we continue to advance our leadership in helping organizations navigate their zero trust cloud transformation, we are committed to attracting and appointing leaders to Zscaler’s board of directors from varying experiences and diverse backgrounds. James’ unique qualifications will bring in new perspectives and help us achieve our goal to accelerate our customers’ secure digital transformation journeys.”
Most recently, Mr. Beer served as the chief financial officer of Atlassian Corporation, a leading provider of team collaboration and productivity software. Mr. Beer is currently a board member of Alaska Air Group and DocuSign, Inc. Mr. Beer holds a Bachelor of Science degree in aeronautical engineering from Imperial College London and a Master's degree in Business Administration from Harvard Business School.
About Zscaler
Zscaler (NASDAQ: ZS) accelerates digital transformation so customers can be more agile, efficient, resilient, and secure. The Zscaler Zero Trust Exchange protects thousands of customers from cyberattacks and data loss by securely connecting users, devices, and applications in any location. Distributed across more than 150 data centers globally, the SASE-based Zero Trust Exchange is the world’s largest in-line cloud security platform.
Zscaler™ and the other trademarks listed at https://www.zscaler.com/legal/trademarks are either (i) registered trademarks or service marks or (ii) trademarks or service marks of Zscaler, Inc. in the United States and/or other countries. Any other trademarks are the properties of their respective owners.

Media Contact:
Pavel Radda
pradda@zscaler.com
Investor Relations Contact:
Ashwin Kesireddy, VP, of IR and Strategic Finance
ir@zscaler.com

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